Exhibit 10.3

August 29, 2023

William (Bill) Grogan
[Address on file]

Dear Bill,

We are pleased to present you with this offer of employment with Xylem for the position of SVP & Chief Finance Officer, reporting directly to Patrick Decker, Xylem’s President & Chief Executive Officer. This position is based at our headquarters location in Washington, DC. This offer is contingent upon the Board of Directors’ appointment of you as Chief Financial Officer (“CFO”) which we expect to occur on or about September 1, 2023 for an effective date of October 1, 2023. Your start date as a Xylem employee will be on September 18, 2023 and with an anticipated effective date of your CFO role on October 1, 2023, subject to Board appointment.

Base Salary: You will be compensated on a bi-weekly basis in the amount of $27,884.62, which is equivalent to $725,000 annually. Annual merit increases are normally scheduled for March of each year and are at the discretion of the Leadership Development and Compensation Committee (LDCC) of Xylem’s Board of Directors. You will be able to participate in the merit increase program beginning in 2025, where any merit increases are typically effective and paid out beginning in March.

Annual Incentive Plan: You will be eligible for participation in the Xylem Senior Leadership Team Annual Incentive Plan (AIP) beginning in 2023 according to the approved parameters of the plan and provided targets are met and certified by the LDCC. Your bonus target is 80% of base salary. Approved AIP awards are typically paid in March for performance from the previous calendar year and are prorated for the portion of the calendar year in which you were employed.

Sign-On Bonus: To help offset the compensation impact resulting from your transition, you will receive a one-time sign-on bonus in the amount of $350,000 payable within the first 30 days of your start date. The sign-on bonus is taxable, and all applicable taxes will be withheld. By signing this Offer Letter, you agree to reimburse Xylem the full amount of the sign-on bonus ($350,000 less applicable taxes) should you leave within your first year of employment.

Annual Long-Term Incentive Plan: You will be eligible to participate in the Xylem Long-Term Incentive Plan (LTIP) and will have an annual target award of $2,000,000 to be provided as 50% Performance Share Units (PSUs), 25% Restricted Stock Units (RSUs) and 25% Stock Options.  RSUs and Stock Options vest one-third after each year and the PSUs vest 100% after three years and are payable based on the Company’s performance against targets set by the LDCC.  Subsequent annual grants may vary due to management discretion with regard to individual performance and market competitiveness and are subject to approval by the LDCC. Your first full annual LTIP award will be made effective on/about March 1, 2024.

Make-Whole LTIP Award: You will also be eligible for a one-time make-whole LTIP award of $3,750,000 in recognition of equity awards you have forfeited upon accepting Xylem’s offer of employment. This award will be provided as following:
•$1,000,000 in PSUs to be granted on/about your start date with vesting, performance targets and subject to the terms and conditions of the grant agreement consistent with other senior executives’ most recent annual PSU award granted on March 1, 2023.
•$2,750,000 in RSUs to be granted on/about your start date and will vest in three installments on the grant date anniversaries, subject to the terms and conditions of the grant agreement.

Relocation: We will provide relocation benefits to you (and your family) to the Washington, DC area as per the terms of the Xylem U.S. Domestic Relocation Policy.

Benefit Plans: A complete benefits package will be made available to you and your eligible dependents, which includes immediate enrollment in medical plans and subject to any enrollment waiting periods as defined by certain life insurance coverage plans. A benefits summary is attached for your reference and is consistent with the one that has already been emailed to you as part of the recruiting process. You will be scheduled for a comprehensive benefit orientation during your first week of employment.

Paid Time Off:  Xylem offers Flexible Time Off (FTO) to US exempt employees. With FTO, colleagues can take time off when they choose (including vacation, sick and personal time). This means there is no specific amount of time off provided – instead, colleagues manage reasonable time away from work with their leader, ensuring they meet mutually agreed on needs for themselves and the team. At Xylem, we encourage our people to stay well, refreshed, and renewed while managing their work with excellence.

Holidays: Xylem recognizes twelve paid holidays per calendar year for eligible employees. Some of these are floating holidays, which may be assigned and are pro-rated based upon your start date.

This offer is contingent on the completion of our employment application, which is standard practice for us. We will coordinate this remaining item upon your written acceptance of our offer. We also require presentation of documentation verifying your identity and legal ability to work in the United States (I-9). A form describing the verification requirements and information needed for documentation is enclosed. The information must be provided before your start date.

Additionally, we understand that you have not entered into a signed agreement with a previous employer that contains a non-competition clause that might affect your ability to accept employment with Xylem and your acceptance of this offer constitutes a representation to that effect. It is our expectation that any confidential information you may have received over the course of your employment has been returned to your previous employer and is no longer in your possession. Moreover, pursuant to the agreement regarding Solicitation and Protection of Proprietary Interests (“Agreement”), Section 6 outlines a Subsequent Employer Protocol that mandates that within 3 days of accepting our offer of employment, you must notify your previous employer of your new role, duties and a point of contact at Xylem. Claudia Toussaint will be your point of contact. Our employment and compensation with Xylem are "at will" in that they can be terminated with or without cause, and with or without notice, at any time, at the option of either the Company or yourself.  This offer does not constitute a contract of employment or an agreement for a definite or specified period of employment. Any amounts payable under our AIP and/or LTIP arrangements are subject to all policies established by the Company providing for clawback or recovery of amounts that were paid to you. The Company will make any determination for clawback or recovery in accordance with any applicable law or regulation.

Enclosed with this offer is our Business Proprietary Information Agreement. Please review this document carefully and return a signed copy with your signed offer letter.

At Xylem, our corporate compass is our Code of Conduct. We are committed to conducting business according to the highest ethical standards, treating all stakeholders with respect, creating fair workplaces, and ensuring that our co-workers help us strengthen and protect our reputation as a great employer, business partner and community member. Our Code of Conduct sets the rules that outline the appropriate business conduct and expected behaviors of all our employees. Each employee will take a required training within 3 days of their start date.

Bill, we are confident you have a great deal to contribute to our organization and look forward to having you join the team. Please acknowledge your acceptance of our offer by signing a copy of this letter and send back to Claudia via email at Claudia.Toussaint@xylem.com no later than August 31, 2023.

Warm regards,
/s/ Patrick K. Decker

Patrick Decker
President & Chief Executive Officer

The above offer is accepted subject to the foregoing conditions.

/s/ William K. Grogan	8/31/2023
Bill Grogan	Date

Cc:    Claudia Toussaint, SVP, Chief People and Sustainability Officer

Other Documents provided by separate email from Claudia Toussaint
•Xylem 2023 Employee Benefits Summary
•Xylem Retirement Savings Plan Quick Reference
•Xylem Supplemental Retirement Savings Plan Quick Reference
•Xylem Stock Ownership Guidelines
•Xylem Senior Executive Severance Pay Plan
•Xylem Special Senior Executive Severance Pay Plan

Exhibit 10.3
•Xylem 2023 Executive Compensation Brochure
•Xylem Deferred Compensation Plan Highlights
•Xylem 2023 Holiday Schedule
•Link to Xylem US Employment Application
•Agreement (as defined above)

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